Exhibit (a)(1)(F)

Letter to Clients

OFFER TO EXERCISE

WARRANTS TO PURCHASE COMMON STOCK

AMPCO-PITTSBURGH CORPORATION

May 31, 2022

THE OFFER TO EXERCISE (AND ASSOCIATED WITHDRAWAL RIGHTS) WILL EXPIRE AT 11:59 P.M. (EASTERN TIME) ON THE EVENING OF JUNE 28, 2022 UNLESS THE OFFER PERIOD IS EXTENDED.

To Our Clients:

This letter is to inform you that Ampco-Pittsburgh Corporation (the “Corporation”) is offering to holders of Series A warrants, each exercisable for 0.4464 shares of the Corporation’s common stock, $1.00 par value per share (“Common Stock”), to purchase up to an aggregate of 4,932,830 shares of common stock, each with an exercise price of $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock) (collectively, the “Series A Warrants”), the opportunity to exercise their warrants at a temporarily reduced cash exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock), upon the terms set forth in the enclosed Offer to Exercise Warrants to Purchase Common Stock dated as of May 31, 2022 (the “Offer to Exercise”). The offer begins on May 31, 2022 and ends at 11:59 p.m. (Eastern Time) on June 28, 2022, as the same may be extended by the Corporation in its sole discretion (the “Expiration Date”). All capitalized terms not defined in this letter shall have the meanings set forth in the Offer to Exercise.

We are the holder of record of Series A Warrants held for your account. As such, we are the only ones who can tender your Series A Warrants in the Offer, and then only pursuant to your instructions.

Please instruct us as to whether you wish to tender any or all of the Series A Warrants we hold for your account on the terms and subject to the conditions of the Offer to Exercise.

Please note the following:

1. You may exercise your Series A Warrants at a reduced exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock). Series A Warrants may be exercised only in whole numbers of shares of Common Stock and no fractional shares of Common Stock are issuable upon exercise of the Series A Warrants. Notwithstanding the temporary reduction of the exercise price of the Series A Warrants, during the offer period, holders of Series A Warrants may exercise such Series A Warrants at the initial exercise price of $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock under the Series A Warrants) following the procedures described in the Prospectus included in the Registration Statement (as defined in the Offer to Exercise) and instruct the warrant and transfer agent to issue the shares purchased pursuant to such Series A Warrant directly on the book-entry records of the warrant and transfer agent.

2. The Offer to Exercise and associated withdrawal rights will expire at 11:59 P.M. (Eastern Time) on the evening of June 28, 2022 or such later time and date to which the Offer to Exercise is extended.

3. The Offer to Exercise is not conditioned on any minimum number of Series A Warrants being tendered. However, the Offer to Exercise is subject to certain other conditions. If certain events occur or fail to occur, the Corporation may not be obligated to accept the Series A Warrants for the reduced cash exercise price pursuant to the Offer to Exercise. See “Description of the Offer to Exercise — Section 6: Conditions to the Offer to Exercise” of the Offer to Exercise.

4. Subject to the conditions of the Offer to Exercise, the Corporation will accept all of the Series A Warrants validly tendered and not withdrawn.

5. Holders of Series A Warrants who are registered holders and who tender their Series A Warrants directly to the Depositary Agent will not be obligated to pay any brokerage commissions or fees.

If you wish to have us tender any or all of your Series A Warrants, please so instruct us by completing, executing, detaching and returning the attached Instruction Form. If you authorize us to tender your Series A Warrants, we will tender all your Series A Warrants unless you specify a lesser number on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date of the Offer. Please note that the Offer and withdrawal rights will expire at 11:59 P.M. (Eastern Time) on the evening of June 28, 2022, or such later time and date to which the Offer is extended.

SERIES A WARRANTS THAT ARE NOT TENDERED DURING THE OFFER PERIOD WILL THEREAFTER RETAIN THEIR CURRENT TERMS, INCLUDING THE CURRENT EXERCISE PRICE OF $2.5668 PER SERIES A WARRANT (OR $5.75 PER WHOLE SHARE OF COMMON STOCK).

Investing in the Corporation’s securities involves a high degree of risk. See the section entitled “Risk Factors” in the enclosed Offer to Exercise for a discussion of information that you should consider before tendering Series A Warrants in this Offer.

The Offer is being made solely pursuant to the Offer to Exercise and is being made to all beneficial owners of the Series A Warrants. The Offer to Exercise is not being made to, nor will tenders be accepted from or on behalf of, holders of Series A Warrants residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction.

None of the Corporation, the Corporation’s board of directors, the Corporation’s officers, any information agent or warrant solicitation agent engaged by the Corporation or the Depositary Agent is making any recommendation to you as to whether to tender or refrain from tendering your Series A Warrants pursuant to the Offer to Exercise. You must make your own decision as to whether to tender your Series A Warrants and, if so, how many Series A Warrants to tender. In doing so, you should read carefully the information set forth or incorporated by reference in the Offer to Exercise, including the purposes and effects of the Offer to Exercise. See “Description of the Offer to Exercise — Section 2: Purposes of the Offer to Exercise and Use of Proceeds; Plans or Proposals” of the Offer to Exercise. You should discuss whether to tender your Series A Warrants with your legal, tax, accounting and financial advisors, including your broker.

If you tender Series A Warrants, the tendered Series A Warrants may be withdrawn before the Expiration Date and retained on their original terms by following the instructions in “Description of the Offer to Exercise — Section 10: Withdrawal Rights” of the Offer to Exercise. Under no circumstances will interest be paid on the exercise price of the Series A Warrants in the Offer to Exercise, regardless of any extension of, or amendment to, the Offer to Exercise or any delay in issuing common stock upon the exercise of the Series A Warrants.

INSTRUCTION FORM WITH RESPECT TO

OFFER TO EXERCISE WARRANTS

TO PURCHASE COMMON STOCK

OF

AMPCO-PITTSBURGH CORPORATION

The undersigned acknowledge(s) receipt of your letter and the Offer to Exercise dated May 31, 2022 (the “Offer to Exercise”) in connection with the offer by Ampco-Pittsburgh Corporation (the “Corporation”) to holders of its Series A warrants, each exercisable for 0.4464 shares of the Corporation’s common stock, $1.00 par value per share (“Common Stock”), to purchase up to an aggregate of 4,932,830 shares of Common Stock, each with an exercise price of $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock), and any subsequently issued warrants with identical terms and conditions (collectively, the “Series A Warrants”), of the opportunity to exercise the Series A Warrants at a temporarily reduced exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of common stock), upon the terms and subject to the conditions described in the Offer to Exercise.

The undersigned hereby instruct(s) you to tender to the number of Series A Warrants indicated below or, if no number is indicated below, all Series A Warrants which are beneficially owned by the undersigned and registered in your name for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Exercise.

NUMBER OF SERIES A WARRANTS TO BE TENDERED HEREBY:

                                         *

* Unless otherwise instructed, it will be assumed that all Series A Warrants held by us for your account are to be tendered.

The undersigned understands and acknowledges that:

1. If the undersigned elects to participate in the Offer to Exercise and the conditions to the Offer to Exercise are satisfied prior to the Expiration Date, then immediately following the Expiration Date the undersigned will automatically exercise the undersigned’s Series A Warrants at the temporarily reduced exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of common stock). Each Series A Warrant is exercisable to acquire 0.4464 shares of Common Stock, and the Series A Warrants may be exercised only in whole numbers of shares of Common Stock and no fractional shares of Common Stock are issuable upon exercise of the Series A Warrants. The aggregate purchase price is such number of Series A Warrants multiplied by $1.7856 per Series A Warrant.

2. The Corporation has advised the undersigned to consult with the undersigned’s own legal, tax, accounting and financial advisors as to the consequences of participating or not participating in the Offer to Exercise.

3. The undersigned acknowledges that: All questions as to the number of Series A Warrants to be accepted, the validity, form, eligibility (including time of receipt) and acceptance for exercise pursuant to the Offer to Exercise of any Series A Warrants will be determined by the Corporation in its sole discretion, which determinations shall be final and binding on all parties, subject to the judgments of any courts. The Corporation reserves the absolute right to reject any or all exercises of Series A Warrants it determines not to be in proper form or to reject those Series A Warrants, the acceptance of which may, in the opinion of the Corporation’s counsel, be unlawful. The Corporation also reserves the absolute right to waive any of the conditions of the Offer to Exercise and any defect or irregularity in the exercise of any particular Series A Warrants, and the Corporation’s interpretation of the terms of the Offer to Exercise (including the instructions contained in the Election to Participate and Exercise Warrants) will be final and binding on all parties, subject to the judgments of any court with jurisdiction over the Corporation. No exercise of Series A Warrants will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with exercises must be cured within such time as the Corporation shall determine. Neither the

Corporation nor any other person is or will be obligated to give notice of any defects or irregularities in exercises and none of them will incur any liability for failure to give any such notice.

Date: , 2022	By:

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